Exhibit 99.2

Capital Trust, Inc.

August 2, 2012

10:00 am ET

Capital Trust Management Conference Call

August 2, 2012

10:00 am ET

Operator:	Hello and welcome to the Capital Trust’s Second Quarter 2012 Results Conference Call. Before we begin, please be advised that the forward-looking statements contained on this conference call are subject to certain risks and uncertainties, including but not limited to the performance of the Company’s investments, the timing of collections, its capability to repay indebtedness as it comes due, competition for servicing and investment management assignments, its ability to originate investments, the availability of capital, and the Company’s tax status, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances. There will be a question-and-answer session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to Stephen Plavin, CEO of Capital Trust.

Stephen Plavin:	Thank you. Good morning, everyone. Thank you for joining us and for your interest in Capital Trust. With me are Geoff Jervis, our Chief Financial Officer and Tom Ruffing our Chief Credit Officer and Head of Asset Management. Last night, we filed our 10-Q and announced our results for the second quarter. Following my remarks Geoff will take you through the quarterly results and also discuss our Adjusted Balance Sheet.

Created in connection with the March 2011 restructuring, CT Legacy REIT holds most of our former balance sheet investments and our ownership interest in it is our largest asset. Our management of Legacy REIT is focused on maximizing the recovery for all stakeholders, the largest of which are the Capital Trust shareholders.

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After generating almost $300MM of paydowns in the first year of Legacy REIT, there were no repayments during the quarter. Although there are very significant credit challenges remaining in Legacy REIT, performance remained consistent with our expectations and we do expect repayment activity to pick up again in 2013 as more underlying loans reach final maturity.

During the quarter, we made a 3 million dollar co-investment in CT High Grade II, an investment vehicle with a single institutional account that has $552 million dollars of invested equity capital. Also during the quarter, we purchased $10MM of CMBS for CT High Grade Mezzanine which now has $249MM of investments. We continue to like the high grade strategy of making and buying low LTV subordinate loans and expect our investment activity to increase in coming quarters.

The investment mandate for CT Opportunity Partners I- achieving a 15% return on commercial real estate debt investments- is more difficult in the current low rate environment. We continue to avoid taking opportunistic equity-like risks for a capped debt return. We made a small, one million dollar purchase of debt related to an existing investment during the quarter and a $20 million dollar investment post quarter-end

In CT Investment Management Co, or CTIMCO, our wholly-owned investment management subsidiary, we had $5.0 million of revenue prior to GAAP eliminations in the second quarter. CTIMCO maintains strong capabilities in a wide array of activities: lending, investing, asset management, capital raising, special servicing and operating its public company parent. Our special servicing business is very active as many of the five-year, peak-of-the-market loans where we are named special servicer matured this year and require restructuring. We have a strong capability in working out large, structured floating rate loans with securitized senior mortgages and multiple tranches of subordinate debt.

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We believe that 2012 will be a good vintage for commercial real estate debt and that, in general, real estate fundamentals will improve from current levels. We expect sale and recapitalization activity to increase as more high loan-to-value financings reach truly final maturity, more lenders are forced to reduce portfolios because of regulatory pressure, and the terms of new transactions improve for sellers due to lenders’ and buyers’ motivation to deploy capital and find yield. The completion of the markdown process – there are still $65 billion of loans in CMBS special servicing alone – along with increasing loan maturities will generate opportunities for those investors best positioned in the market.

The strength of our platform has generated significant interest from firms interested in initiating or expanding their direct investment activities in commercial mortgage debt via a transaction with CT and/or CTIMCO. To help further develop and evaluate this interest and in order to maximize shareholder value, we formed a special committee of the Board of Directors, engaged Evercore Partners and, on May 15, announced that we were exploring strategic alternatives.

As a matter of policy, the Company will not comment or provide the market with updates as to the status of our exploration of strategic alternatives until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement. As such, we will not take any questions regarding this topic in the Q and A.

And with that, I will turn it over to Geoff.

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Geoff Jervis:	Thank you, Steve and good morning everyone. As Steve mentioned, last night we reported our earnings for the second quarter of 2012 and filed our 10-Q.

Consolidated GAAP net income for the quarter was $2.3 million, or $0.09 per share on a diluted basis. If we exclude the impact of the CT Legacy Asset deconsolidation from Q1’s numbers, these results were generally consistent with the first quarter.

At quarter end, total consolidated assets on the balance sheet stood at $584 million and total consolidated liabilities were $562 million, resulting in total GAAP equity of $22 million. While still not an ideal picture of our economic position, the clarity of our GAAP balance sheet continues to improve.

As we have discussed on previous calls, we report our adjusted balance sheet (and provide a detailed description of the adjustments) in both the earnings press release we filed last night and also in the MD&A section of our 10-Q. We believe that our adjusted balance sheet allows investors to better understand the economic condition of the Company.

Despite its complex GAAP financial statements, CT’s business is straightforward. Our primary line of business, commercial real estate debt investment management, is executed through our CTIMCO investment management and special servicing platform with $4.8 billion of assets under management from mandates that include: (i) management of Capital Trust, (ii) management of CT Legacy REIT, (iii) management of our private equity funds and separate accounts, (iv) collateral management of commercial real estate CDOs, and (v) special servicing of securitized loan investments for both CTIMCO-managed vehicles and third parties.

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The Company’s largest asset is its investment in CT Legacy REIT. As of quarter-end, on a fair value basis, CT Legacy REIT had adjusted assets and equity of roughly $106 million. We own 100% of CT Legacy REIT’s class A-1 shares, 14% of its class A-2 shares, and 8% of its class B shares resulting in an aggregate investment in CT Legacy REIT of $49 million on an adjusted basis.

Our interest in CT Legacy REIT, however, is subject to our obligations under the related non-recourse secured notes and management incentive awards plan. The secured notes have a $7 million face amount; however they will require a cash repayment of $11 million in order to be satisfied. These notes are non-recourse to CT, and are secured solely by a portion of CT’s equity interests in the class A common stock of CT Legacy REIT. The management incentive awards provide for the participation in up to 6.75% of the net equity recovery of CT Legacy REIT. Net of these two obligations, CT’s adjusted book value in the CT Legacy REIT portfolio is $31 million. As Steve mentioned, this recovery remains subject to material risk.

In addition to CTIMCO and CT Legacy REIT, our adjusted assets as of June 30th included unrestricted cash of $35 million, an $11 million co-investment in CT Opportunity Partners I, and our new $3 million co-investment in CT High Grade II. In the aggregate, our adjusted assets stood at $103 million as of quarter-end.

We have no recourse debt, and our adjusted liabilities of $24 million are primarily comprised of the aforementioned secured notes and the management incentive awards plan – both related exclusively to our interest in CT Legacy REIT.

Adjusted shareholders’ equity was $80 million at quarter-end, and, on a fully diluted basis, book value per share was $3.21.

Cash income for the period was $1.4 million, and $2.2 million year-to-date. Our total cash balance decreased by $3 million quarter to quarter, almost exclusively due to our making a $3 million co-investment in CT High Grade II.

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Turning to our investment management business:

All of our investment management activities are conducted through CTIMCO, our wholly-owned, taxable investment management subsidiary.

Our investment management platform earned $5 million of gross revenues during the quarter, continuing to be a positive cash flow business.

During the quarter we made one investment in CT Opportunity Partners and, subsequent to quarter end, we originated an additional investment. We do not anticipate material additional investments in this fund as its investment period ends in September. CTIMCO’s other active private equity business line, the “High Grade” business, as we refer to it, is investing on a non-discretionary, separate account basis with the CT High Grade I investor. We invested $10 million during the second quarter and are currently working on additional opportunities.

Turning to CT Legacy REIT:

As we discussed on previous calls, in connection with our March 2011 restructuring, we transferred substantially all of our directly held interest earning assets to a newly formed entity, CT Legacy REIT, along with all of our remaining legacy liabilities.

At June 30th, CT Legacy REIT’s portfolio of interest earning assets included 17 loans with a principal balance of $345 million, book balance of $209 million, and fair value of $185 million. In addition, CT Legacy REIT held 13 securities with a principal balance of $139 million, book balance of $8 million, and fair value (excluding CDO residual interests) of $2 million.

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Since its inception on March 2011, CT Legacy REIT has collected $299 million or 60% of the initial net book value of the legacy portfolio. The portfolio continues to perform as expected and, despite the flurry of payoffs received last year, we did not experience similar activity in the first half of 2012 as the portfolio has been culled down to the more difficult and longer term assets.

During the same timeframe, CT Legacy REIT has repaid $292 million of liabilities, representing 75% of their post-restructuring balance, bringing total debt at quarter end to $96 million.

In February 2012, the Company refinanced CT Legacy REIT’s JP Morgan repurchase facility and its mezzanine loan with a single, new repurchase facility with JP Morgan. The facility matures in December 2014, carries a rate of LIBOR+6.00% as of June 30, 2012, and has paydown hurdles and associated potential rate increases going forward.

At June 30th, adjusted shareholders’ equity at CT Legacy REIT was $106 million. As I mentioned previously, this translates to a $49 million investment at CT on an adjusted basis, or $31 million net of our obligations under the related secured notes and management incentive awards plan.

And with that, I will turn it back to Steve.

Stephen Plavin:	Thanks, Geoff. Leo, can you open the call for Q&A, please?

Operator:	Absolutely. If you’d like to ask a question, please press *1 now on your touchtone telephone. To withdraw yourself from the queue, you may press the # key. Once again, press *1 if you’d like to ask a question. One moment while we queue. It appears that we have no questions but once again, if you’d like to ask a question, press *1 now on your touchtone telephone. It appears that we have no questions at this time.

Stephen Plavin:	Thank you, everyone. We appreciate your interest. We look forward to reporting to you next quarter.

Operator:	This concludes our conference for today. You may now disconnect your lines, and everyone have a great day.

END